Exhibit T3B.1

OPERATING AGREEMENT

OF

ALAMANCE CROSSING, LLC

THIS OPERATING AGREEMENT is made and entered into as of the 9th day of June, 2005, by CBL & Associates Limited Partnership, a Delaware limited partnership (herein referred to as the “Member”).

W I T N E S  S E T H:

WHEREAS, the Member is involved in the ownership of certain real estate and improvements thereon, more particularly described in Exhibit “A”, which is attached hereto and made a part hereof, hereinafter referred to as the “Property”; and

WHEREAS, the Member has formed a limited liability company under and pursuant to the North Carolina Limited Liability Company Act to conduct certain business as a limited liability company, and desires to set forth in this Agreement rules, regulations, and provisions regarding the management of the business of the Company, the regulations of the affairs of the Company, the governance of the Company, the conduct of the Company’s business and the rights and privileges of the Member.

NOW, THEREFORE, the Member hereto provides as follows:

ARTICLE I

1.1      Definitions. As used herein the following terms shall have the indicated meanings. Terms not otherwise defined herein shall have the meaning set forth in

(a)       “Act” means the North Carolina Limited Liability Company Act in effect on the date hereof and as may be hereafter amended.

(b)       “Agreement” means this Operating Agreement and as may be hereafter amended.

(i)       the payment or the accrual for payment, of all operating expenses, capital costs relating to the business of the Company and its assets including, without limitation, interest, amortization and other charges or provisions (i.e., escrows) pursuant to Company indebtedness, the cost of the Company’s tax returns, tax shelter registration and reporting costs, if any, filing fees and any fees, taxes or costs required to be paid by the Company to maintain its existence as a valid business enterprise in good standing in the State of North Carolina;

(ii)       provisions for the reasonable current and future working capital requirements of the Company or for the preservation of the Company assets, as determined by the Member; and

(iii)       other reserves which, in the discretion of the Member, are necessary for the operation of the Company’s business.

(d)        “Chief Manager” means the initial Chief Manager of the Company as described in Article VIII below, or any subsequent Chief Manager as may be elected by the Member.

(e)        “Code” means the Internal Revenue Code of 1986, as may be hereafter amended.

(f)       ‘‘Company” means ALAMANCE CROSSING, LLC, the limited liability company formed by the Member.

(g)        “Managers” means the Chief Manager, Secretary and any other managers who may be designated from time to time by the Member pursuant to Article VIII.

(h)        “Member” means CBL & Associates Limited Partnership, a Delaware limited partnership.

(i)        “Membership Interest” means the Member’s entire interest in the Company.

(j)        “Net Losses” means the excess of all expenses of the Company over all income of the Company (including the amount of any losses recognized by the Company on the sale or other disposition of Company property) during a calendar year, all as determined in accordance with the method of accounting utilized by the Company for federal income tax purposes.

(k)        “Net Profits” means the excess of all income of the Company over all expenses of the Company, (including the amount of any gains recognized by the Company on the sale or other disposition of Company property) during a calendar year, all as determined in accordance with the method of accounting utilized by the Company for federal income tax purposes.

(l)        “Property” means the real estate and all improvements thereon as described on Exhibit “A”.

(m)        “Secretary” means the initial Secretary of the Company as described in Article VIII, or any subsequent Secretary as may be elected by the Member.

(n)        “Treasury Regulations” mean the regulations and all amendments thereto issued by the U. S. Treasury Department in interpretation of the Code.

ARTICLE II

FORMATION

2.1       Formation. The Member hereby acknowledges formation of the Company by the filing of Articles of Organization with the North Carolina Secretary of State by the organizer.

2.2       Name. The name of the Company shall be ALAMANCE CROSSING, LLC. The Company may adopt and conduct its business under such assumed or trade names as the Member may from time to time determine. The Company shall file any assumed or fictitious name certificates as may be required to conduct business in any state.

2.3        Articles of Organization. The Articles of Organization as filed with the North Carolina Secretary of State on June 9, 2005, by the organizer are hereby adopted and ratified by the Member. In the event of a conflict between the terms of this Agreement and the terms of the Articles of Organization, the terms of the Articles of Organization shall prevail.

2.4        Operating Agreement. The Member hereby states that except as otherwise provided by the Act or the Articles, the Company shall be operated subject to the terms and conditions of this Agreement.

2.5        Offices. The principal executive office of the Company shall be Suite 500, CBL Center, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee 37421. The business of the Company may also be conducted at such other or additional place or places or offices as may hereafter be designated by the Member.

ARTICLE III

PURPOSE AND POWER

3.1        Purpose. The purpose of the Company shall be engaging in any lawful business. Specifically, but without limitation of the preceding sentence, the Company shall own, operate, manage, improve or otherwise deal with the Property. Also, it is the stated intent and purpose of the Company to operate under this Agreement and the Act and to be characterized as a limited liability company under the Act and to be characterized, for federal tax purposes, as a partnership subject to Subchapter K of the Code. The Member shall revise this Agreement and/or otherwise restructure the Company if such action is necessary to continue the status of the Company as a limited liability company under the Act and to continue the Company’s characterization as a partnership under federal tax laws.

3.2        Powers. In furtherance of the foregoing purposes, the Company shall have the full power and authority to conduct its business as provided by the Act and applicable law.

ARTICLE IV

PERCENTAGE INTEREST AND CAPITAL

4.1        Capital Contributions. The Member has made the contributions to the capital of the Company in the amounts set forth on Exhibit “B” attached hereto.

4.2       Capital Accounts. The Company will maintain for each Member an account designated as his/her “Capital Account” in accordance with Treasury Regulations Section 1.704-1 (b).

ARTICLE V

CASH FLOW

5.1        Cash Flow Distributions. The Cash Flow of the Company, if any, shall be distributed to the Member subject to any limitations on the Company’s ability to make distributions imposed by the Company’s lenders or by applicable law.

ARTICLE VI

MEMBERS, MEMBER MEETINGS, AND VOTING RIGHTS

6.1        Admission of New Members. No other person shall be made a Member without the unanimous consent of the Members at the time such membership decision is to be made. The Secretary shall revise Exhibit B attached hereto to reflect the admission of new Members. Upon the unanimous consent of the Members, the Company may enter into Contribution Agreements and Contribution Allowance Agreements as defined in the

Act. The Secretary shall revise Exhibit “B” attached hereto to reflect any such agreements.

6.2        Meetings. Meetings of the Members may be called by the Chief Manager, Secretary, or any Member by giving written notice to all Members, stating the date, the time, the place and the purpose(s) of the meeting. Any such meetings shall be held at the principal executive office of the Company, or such other place as may be designated in the notice. Such notice must be given no fewer than ten (10) days nor more than two (2) months before the meeting date.

6.3        Quorum Requirements for Meetings. The Members holding a majority of the total voting power of Members entitled to vote at any meeting shall constitute a quorum for the transaction of business. Once a Membership Interest is represented at any meeting, it is deemed to be present for the remainder of that meeting and for any adjournment unless a new record date is or must be set for that adjourned meeting. A meeting may be adjourned and notice of any adjourned meeting is not necessary if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.

6.4        Voting. Each Member shall have voting power proportionate to his/her Percentage Interest. Except where this Agreement, the Act, or the Articles require a larger proportion, the Members shall take action on an item of business by the affirmative vote of the Members holding a majority of the voting power present and entitled to vote on that item of business at a meeting at which a quorum is present.

6.5        Action Without a Meeting. Action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote and delivered to the Managers of the Company for filing with the Company records or as otherwise permitted by law.

ARTICLE VII

MANAGEMENT

7.1        Management of Company. The overall management of the business and affairs of the Company shall be vested in the Member. All decisions with respect to the management of the Company shall be made by the Member.

7.2        Borrowing. The Company may borrow for Company purposes from any source upon such terms and conditions as the Member may determine. The Chief Manager shall and hereby is empowered to execute and deliver on behalf of the Company any and all promissory notes, security agreements, deeds of trust and other documents and instruments required by the lender in connection therewith.

ARTICLE VIII

MANAGERS

8.1       Election, Withdrawal and Removal of Managers. The Company shall at all times have at least two (2) Managers, those being the Chief Manager and the Secretary. The Chief Manager and Secretary shall be the persons designated as such on Exhibit C, each of whom shall hold office until removal from office or until his/her respective successor is duly elected and qualified. Any number of manager positions, other than Chief Manager and Secretary, may be held by the same person. A Manager need not be a Member. The Members may at any time, elect new, additional or substitute Managers. The Members may, at any time and without cause, remove any one (1) or more of the Managers. The Members may, at any time, eliminate any Manager position other than that of the Chief Manager and the Secretary. Any Manager may, at any time and upon thirty (30) days prior written notice to the Member, resign as a Manager, but such resignation shall not affect his/her status as a Member, if any.

8.2        Chief Manager. The Chief Manager shall:

(a)        See that all orders and resolutions of the Members are carried into effect;

(b)       Sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated or limited (i) by the Articles, (ii) by this Agreement, or (iii) by the Members to some other Manager or agent of the Company;

(c)        Carry out the day to day operations of the Company in accordance with the directions of and subject to the review of the Member;

(d)        Perform other duties prescribed by the Member, by this Agreement, or by the Act;

(e)       In the event the Company has a vacancy in the office of Secretary, any notices, documents or other matters that otherwise are required to go to the Secretary may be delivered to the Chief Manager.

8.3       Secretary. The Secretary shall:

(a)        Keep accurate membership records for the Company;

(b)       Maintain records of and, whenever necessary, certify all proceedings of the Member of the Company;

(c)       Receive notices required to be sent to the Secretary and to keep a record of such notices in the records of the Company;

(d)        Perform other duties prescribed by the Member or by the Chief Manager.

8.4       Other Managers. If the Member elects other Managers in addition to the Chief Manager and Secretary, such other Managers shall perform such duties as are specifically designated by the Member.

8.5        Compensation of Managers. Except as may be expressly provided for herein or hereafter approved by the Member, no payment will be made by the Company to any Manager for the services of such Manager or any partner or employee of the Manager.

8.6       Conflict of Interest Transaction. A contract or transaction between the Company and a Manager in which the Manager has a direct or indirect interest as defined in the Act is not voidable by the Company solety because of the Manager’s interest in the contract or transaction, if the material facts of the transaction and the Manager’s interests are disclosed or known to the Member and the transaction is authorized, approved or ratified by the Member or if the transaction is fair to the Company.

8.7        Other Interests Any Manager may engage in other business, including business of a nature which is the same as or similar to the business of the Company, without any duty or obligation to account to the Company in connection therewith.

8.8       Standard of Conduct. A Manager shall discharge the duties of his/her office in good faith, in a manner the Manager reasonably believes to be in the best interests of the Company and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.

8.9        Limitation on Authority of Managers. Nothing contained in this Article VIII shall be construed as giving the Managers any authority over the management of the Company which management authority shall be always vested in the Member.

ARTICLE IX

INDEMNIFICATION

9.1        Authority to Indemnify. The Company shall be authorized and shall indemnify the Member pursuant to and in accordance with the Act.

ARTICLE X

FISCAL MATTERS

10.1       Books and Records. Full and accurate books and records of the Company (including, without limitation, all information and records required by the Act) shall be maintained at its principal executive office showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.

10.2       Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

10.3        Tax Status: Elections. Notwithstanding any provision hereof to the contrary, solely for purposes of the United States federal income tax laws, the Member hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Member.

ARTICLE XI

GENERAL PROVISIONS

11.1        Notices. All notices, consents, waivers, directions, requests, votes or other instruments or communications provided for under this Agreement shall be in writing, signed by the party giving the same, and shall be deemed properly given three (3) business days after mailing if sent by registered or certified United States mail, postage prepaid, addressed;

(a)       in the case of the Company, to the address set forth in Section 2.5;

(b)       in the case of any Member, to the address set forth on Exhibit “B”; or to such address as any party may specify in writing to the other parties.

11.2        Integration. This Agreement embodies the entire agreement and understanding among the Members and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.

11.3        Applicable Law. This Agreement and the rights of the Member shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina.

11.4        Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or unpaired thereby.

11.5        Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Member and its respective heirs, executors, administrators, successors, transferees and assigns.

11.6       Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular shall include the plural, and vice versa. Titles of Articles and Sections are for convenience only and neither limit nor amplify the provisions of this Agreement itself.

11.7        Amendment. This Agreement may be amended, modified or supplemented only by a writing executed by each of the Members; provided, however, that this Secretary is hereby authorized and directed to amend Exhibit “B” and/or “C” to reflect changes in the information set forth on Exhibit “B” and/or “C”.

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.

CBL & ASSOCIATES LIMITED PARTNERSHIP
By: CBL Holdings I, Inc., its sole general partner
By:
John N. Foy, Vice Chairman of the Board and Chief Financial Officer

EXHIBIT “A”

TO

OPERATING AGREEMENT

OF

That certain shopping center development, the real estate and any improvements thereon, located in Burlington, North Carolina and known as “Alamance Crossing”.

EXHIBIT “B”

TO

OPERATING AGREEMENT OF

ALAMANCE CROSSING, LLC

Members

Name. Address	Percentage Interest	Cash Contributed or Agreed Value of Other Property or Services
CBL & Associates Limited Partnership CBL Center, Suite 500 2030 Hamilton Place Boulevard Chattanooga, Tennessee 37421	100%	$1,000

EXHIBIT “C”

TO

OPERATING AGREEMENT OF

ALAMANCE CROSSING, LLC

Managers

Chief Manager:	CBL & Associates Limited Partnership
Secretary:	CBL Holdings I, Inc.
Assistant Secretaries:	Elizabeth A. Anderson

Deborah F. Bell

Catherine M. Cook

Jim Crowder

June Durham

Wendy W. Gunn

Mildred W. Hooper

Janet L. Overman

Christopher Price

Yvette L. Wing

Stephen R. Goldstein

Ronald I. Feldman

Stephen P. Parish

Jeffery V. Curry

James D. Henderson

George G. Hixson

Robert C. Ames